Exhibit 99.2
UNAUDITED PRELIMINARY PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

In January 2024, Summit Materials, Inc. (the “Company” or “Summit Inc.”) completed a merger with Argos North America Corp. ("Argos USA"), Cementos Argos S.A. (“Cementos Argos”), Argos SEM LLC and Valle Cement Investments, Inc., pursuant to which Summit acquired all of the outstanding equity interests (the "Transaction") of Argos USA from the Argos SEM LLC and Valle Cement Investments, Inc. in exchange for $1.2 billion of cash, the issuance of 54,720,000 shares of the Company's Class A common stock and one preferred share in a transaction valued at approximately $3.2 billion. The cash consideration was funded from the net proceeds of an $800.0 million offering of senior notes due 2031 and new term loan borrowings under the Company’s credit facility. The purchase price is subject to customary adjustments, with any upward or downward adjustments made against the cash consideration. The Transaction Agreement, dated as of September 7, 2023 (the “Transaction Agreement”) relating to the Transaction contains customary representations and warranties, covenants and agreements, including entry into a stockholder agreement.

The Argos USA assets include four integrated cement plants, two grinding facilities, 140 ready-mix concrete plants, eight ports and 10 inland terminals across the East and Gulf Coast regions, with a total installed cement grinding capacity of 9.6 million tons per annum and a total import capacity of 5.4 million tons of cement per annum. The import facilities allow the importing of cement from other countries, including a minimum quantity from a cement plant in Cartagena, Colombia, owned by Cementos Argos, as stipulated under a cement supply agreement entered into upon the closing of the Transaction. The Argos USA assets included 1.1 billion tons of reserves and resources in four quarries.

The following unaudited preliminary pro forma financial information summarizes the results of operations for the Company and Argos USA as though the companies merged as of January 1, 2023. We have reflected elimination of royalties expenses paid to the parent of Argos USA which will not be incurred post merger. We have also adjusted for expenses incurred by Argos USA as they pursued an initial public offering and the merger with the Company, as well as interest expense adjustments to reflect the payoff of Argos USA debt obligations and new debt incurred by the Company described above.

Summit Materials, Inc.
Preliminary Pro Forma Condensed Combined Balance Sheet as of 2023 Fiscal Year End
(Unaudited)

	Summit Inc.	Argos USA			Pro Forma
	As of	As of	Conforming		Combination		Summit Inc.
	December 30, 2023	December 31, 2023	Reclassifications		Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$374,162	$83,180	$—		$1,786,837	(b)	$572,851
					(504,464)	(b)
					(654,046)	(c)
					(512,818)	(c)
Restricted cash	800,000	—	—		(800,000)	(d)	—
Accounts receivable, net	287,252	186,043	—		—		473,295
Receivables due from affiliates	—	874	—		(874)	(e)	—
Costs and estimated earnings in excess of billings	10,289	—	—		—		10,289
Inventories	241,350	138,150	—		—		379,500
Other current assets	17,937	22,694	9,330	(a)	(20,997)	(f)	28,964
Prepaid Expenses	—	9,330	(9,330)	(a)	—		—
Current assets held for sale	1,134	—	—		—		1,134
Total current assets	1,732,124	440,271	—		(706,362)		1,466,033
Property, plant and equipment, less accumulated depreciation, depletion and amortization	1,976,820	1,704,591	—		479,100	(g)	4,160,511
Goodwill	1,224,861	178,207	—		784,645	(g)	2,187,713
Intangible assets, less accumulated amortization	68,081	16,731	—		—		84,812
Deferred tax assets, less valuation allowance	52,009	—	—		—		52,009
Operating lease right-of-use assets	36,553	77,227	—		—		113,780
Other assets	59,134	39	—		—		59,173
Total assets	$5,149,582	$2,417,066	$—		$557,383		$8,124,031
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$3,822	$—	$—		$—		$3,822
Current portion of acquisition-related liabilities	7,007	—	—		—		7,007
Accounts payable	123,621	122,243	—		—		245,864
Payables due to affiliates	—	8,103	—		(8,103)	(e)	—
Accrued expenses	171,691	65,685	—		—		237,376
Current operating lease liabilities	8,596	14,023	—		—		22,619
Billings in excess of costs and estimated earnings	8,228	—	—		—		8,228
Total current liabilities	322,965	210,054	—		(8,103)		524,916
Long-term debt	2,283,639	405,164	—		(405,164)	(c)	2,766,012

					986,837	(b)
					(504,464)	(b)
Long-term related-party debt	—	248,882	—		(248,882)	(c)	—
Acquisition-related liabilities	28,021	—	—		—		28,021
Tax receivable agreement liability	41,276	—	—		—		41,276
Noncurrent operating lease liabilities	33,230	82,703	—		—		115,933
Other noncurrent liabilities	123,871	35,568	80,245	(a)	117,859	(h)	357,543
Deferred tax liabilities	—	80,245	(80,245)	(a)	—		—
Total liabilities	2,833,002	1,062,616	—		(61,917)		3,833,701
Commitments and contingencies
Stockholders’ equity:
Class A common stock	1,196	52	—		(52)	(i)	1,743
					547	(j)
Class B common stock	—	—	—		—		—
Additional paid-in capital	1,421,813	1,528,043	—		(1,528,043)	(i)	3,395,016
					1,973,203	(j)
Accumulated earnings	876,751	(177,080)	—		163,312	(i)	876,751
					20,997	(f)
					(7,229)	(e)
Accumulated other comprehensive income	7,275	3,435	—		(3,435)	(i)	7,275
Stockholders’ equity	2,307,035	1,354,450	—		619,300		4,280,785
Noncontrolling interest in Summit Holdings	9,545	—	—		—		9,545
Total stockholders’ equity	2,316,580	1,354,450	—		619,300		4,290,330
Total liabilities and stockholders’ equity	$5,149,582	$2,417,066	$—		$557,383		$8,124,031
(a)Certain aspects of the presentation of Argos USA balance sheet have been conformed for purposes of presenting comparable results.
(b)Represents $1.8 billion in cash received from term loan and senior note borrowings, net of an estimated $20.6 million in fees and related expenses. Further, the $504.5 million represents the pay down of the existing term loan.
(c)Represents the use of the $1.2 billion cash consideration used for repayment of Argos USA’s $248.9 million outstanding related party indebtedness and $405.2 million of long-term third-party debt. The remaining $512.8 million will be paid to Cementos Argos.
(d)As of the transaction date, the $800.0 million of proceeds from the 7.25% $800 million senior notes issued in December 2023 is no longer restricted and was utilized in the transaction.
(e)The following pro forma adjustments eliminate historical transactions between Argos USA and its prior affiliates that would be treated as intercompany transactions on a consolidated basis.
•Elimination of $0.9 million of receivables due from affiliates that are deemed settled as of the acquisition date.
•Elimination of $8.1 million of payables due to affiliates that are deemed settled as of the acquisition date.
(f)Reflects the elimination of $21.0 million of Argos USA’s IPO preparation costs that were deferred as of December 31, 2023. These costs primarily represent legal, accounting and other direct costs and are recorded in prepaid expenses and other current assets.
(g)Reflects an estimated amount to adjust the Argos USA property, plant and equipment, net of accumulated depreciation and depletion to fair value. The actual amount allocated to Argos USA property, plant and equipment will be based upon appraisals by experts as of the closing date, and may differ from these amounts, and those differences may be material. After amounts are allocated to property, plant and equipment, any remaining purchase price will be allocated to goodwill. Subsequent to the closing date, management will periodically update the amounts allocated in the original purchase price allocation model to reflect information received about the fair values received subsequent to the initial purchase price allocation. Under generally accepted accounting principles such adjustments may occur up to one year subsequent to the date of acquisition.
(h)Reflects the estimated increase in the deferred tax liability as of the closing date as the book value of the assets acquired will exceed the tax value of the assets acquired.
(i)Reflects the elimination of Argos USA’s historical equity balances in accordance with the acquisition method of accounting.
(j)Reflects the increase in Class A common stock and additional paid-in capital resulting from the issuance of 54.7 million shares of Summit Inc. Class A common stock to Cementos Argos to effect the Transaction.

Summit Materials, Inc.
2023 Fiscal Year Ended
Preliminary Pro Forma Condensed Combined Statement of Operations
(Unaudited)

	Summit Inc.	Argos USA			Pro Forma
	Year Ended	Year Ended	Conforming		Combination		Management		Summit Inc.
	December 30, 2023	December 31, 2023	Reclassifications		Adjustments		Adjustments		Combined
Revenue:
Total revenue	$2,619,468	$1,708,586	$—		$—		$—		$4,328,054
Total cost of revenue	1,862,408	1,344,902	(94,471)	(a)	—		(27,200)	(h)	3,085,639
General and administrative expenses	210,357	168,914	(10,179)	(a)	(18,040)	(b)	(21,958)	(i)	329,094
Depreciation, depletion, amortization and accretion	217,550	—	104,650	(a)	—		—		322,200
Transaction costs	26,813	—	—		—		—		26,813
Gain on sale of property, plant and equipment	(8,290)	—	(6,424)	(a)	—		—		(14,714)
Operating income	310,630	194,770	6,424		18,040		49,158		579,022
Interest expense	114,155	33,226			(34,843)	(c)			210,584
					(42,804)	(d)
					137,083	(d)
					3,767	(d)
Loss on debt financings	493	—	—		5,453	(d)	—		5,946
Tax receivable agreement benefit	(162,182)	—	—		—		—		(162,182)
Gain on sale of businesses	(14,966)	—	—		—		—		(14,966)
Net gain on disposals	—	(6,424)	6,424	(a)	—		—		—
Other income, net	(21,334)	(4,055)	—		—		—		(25,389)
Income from operations before taxes	394,464	172,023	—		(50,616)		49,158		565,029
Income tax expense (benefit)	104,838	44,152	—		(12,452)	(e)	12,093	(e)	148,631
Net income	289,626	127,871	—		(38,164)		37,065		416,398
Net income attributable to noncontrolling interest in subsidiaries	—	—	—		—		—		—
Net income attributable to Summit Holdings	3,770	—	—		(382)	(f)	371	(f)	3,759

Net income attributable to Summit Inc.	$285,856	$127,871	$—	$(37,782)		$36,694	$412,639
Earnings per share of Class A common stock:
Basic	$2.40						$2.37
Diluted	$2.39						$2.36
Weighted average shares of Class A common stock:
Basic	119,045,393			54,720,000	(g)		173,765,393
Diluted	119,774,766			54,720,000	(g)		174,494,766
(a)Certain aspects of the presentation of Argos USA income statement have been conformed for purposes of presenting comparable results.
(b)Reflects the elimination of Argos USA’s IPO preparation costs that were expensed in the period, as well as transaction costs incurred pursuing the merger with the Company. These costs primarily represent legal, accounting and other direct costs.
(c)Argos USA has long term debt and long term debt payable to an affiliate that was repaid as of the closing date. As such, this adjustment reflect the elimination of the interest expense on the debt that was repaid at closing.
(d)Represents $137.1 million of estimated incremental interest expense on the $1.8 billion incurrence of new term loans and senior notes issued in connection with the Transaction. The new term loans have an initial interest rate of 7.8% while the $800.0 million in senior notes has an interest rate of 7.25%. The $42.8 million represents the elimination of the interest expense on the existing term loan which was paid off at closing. The $3.8 million adjustment represents the incremental amortization of deferred financing fees associated with the new debt issuance. The $5.5 million loss on debt financings represent the write off of the existing term loan’s deferred financing fees and original issue discount.
(e)Represents the income tax impact related to the elimination of IPO preparation costs and transaction costs expensed by Argos USA, incremental net interest expense, elimination of the prior management fees paid to Cementos Argos, and the first year of expected synergies from the business combination.
(f)Represents the approximate 1% of earnings attributable to the noncontrolling interest in Summit Materials Holdings L.P. (“Summit Holdings”).
(g)Reflects the estimated increase in Class A common stock from the issuance of 54.7 million shares of Summit Inc.’s Class A common stock to Cementos Argos to effect the Transaction.
(h)Reflects an estimate of the first year of estimated cost savings and synergies from the combined entity.
(i)As the combined entity will not be obligated to pay Cementos Argos for intellectual property for the first five years subsequent to close, this adjustment eliminates management fee expensed in the historical Argos USA financial statements.

Preliminary Pro Forma Condensed Combined Reconciliation of Net Income to Adjusted EBITDA
Year ended December 30, 2023
(Unaudited)

The following table sets forth a reconciliation of Summit’s net income to Adjusted EBITDA and Combined Adjusted EBITDA.

($ in thousands)	2023
Net income	$289,626
Interest expense	114,155
Income tax expense (benefit)	104,838
Depreciation, depletion, and amortization	214,418
EBITDA	$723,037
Accretion	3,132
Loss on debt financings	493
Tax receivable agreement (benefit) expense	(162,182)
Gain on sale of business	(14,966)
Non-cash compensation(a)	20,326
Argos USA acquisition and integration costs(b)	25,591
Other(c)	(17,421)
Adjusted EBITDA	$578,010
Argos USA Adjusted EBITDA(d)	343,257
Combined Adjusted EBITDA	$921,267
(a)Represents non-cash equity-based compensation granted to employees.
(b)The adjustment for acquisition and integration costs related to the agreement to combine with Argos USA is comprised of banking fees, advisory, legal and professional fees incurred relating to our agreement to combine with Argos USA.
(c)Consists primarily of interest income earned on cash balances. Includes the net (gain) loss recognized on assets identified for disposal, non-recurring or one time income and expense items that were incurred outside normal operating activities such as integration costs, unrealized currency gains and losses and interest, tax, depreciation on unconsolidated joint ventures and fair value adjustments to contingent consideration obligations that originated with various acquisitions.
(d)Reflects Adjusted EBITDA of Argos USA. For a reconciliation of net income of Argos USA to Adjusted EBITDA of Argos USA, see the table below.

The following table sets forth a reconciliation of Argos USA’s net income to Adjusted EBITDA for the 2023 fiscal year ended.

($ in thousands)	2023
Net income	$127,871
Interest expense	33,226
Income tax expense (benefit)	44,152
Depreciation, depletion, and amortization	104,650
EBITDA	$309,899
License and Technical Services Agreements(a)	21,958
Argos USA acquisition and integration costs	18,040
Other(b)	(6,640)
Adjusted EBITDA	$343,257
(a)Represents expenses related to the technical services agreement with Cementos Argos to provide certain support services to Argos USA and expenses related to the license agreements with Cementos Argos to grant Argos USA certain intellectual property licenses.
(b)Includes legal settlement and related legal fees and insurance recoveries.